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                                                                     EXHIBIT 4.7

                           FORM OF ESCROW AGREEMENT

          Escrow Agreement dated as of February __, 2000 by and among Read-Rite Corporation, a Delaware corporation (the "Company"), Norwest Bank Minnesota, National Association, as Escrow Agent (the "Escrow Agent") the parties set forth on the signature pages hereto (the "Holders") and FleetBoston Robertson Stephens Inc., as agent for the Holders ("Agent").

                                  WITNESSETH

     WHEREAS, pursuant to that certain Indenture and Supplemental Indenture, both dated March 1, 2000, between the Company and Norwest Bank Minnesota, National Association (the "Trustee"), the Company is issuing up to $50,000,000 aggregate principal amount of 10% Convertible Subordinated Notes due September 1, 2004 (the "Additional Exchange Notes") for cash (the "Offering"). In connection with the Offering, the Company has agreed for the benefit of the purchasers of the Additional Exchange Notes to enter this Escrow Agreement.

     WHEREAS, under the Revolving Credit Agreement the Banks have the right to block the March 1, 2000 interest payment on the Existing Notes (as defined below) under section 1504 of the Existing Notes Indenture (as defined below).

     WHEREAS, the Banks have exercised this blockage right pursuant to Section 1504 of the Existing Notes Indenture which has prevented the Company from paying the March 1, 2000 interest payments on the Existing Notes.

     WHEREAS, pursuant to the terms of the Offering, FleetBoston Robertson Stephens Inc. ("Robertson Stephens"), as placement agent on behalf of the Holders, will deposit in escrow (the "Escrow"), to be held by the Escrow Agent subject to the release conditions set forth herein, cash received from the Holders with respect to such Holder's purchase of Additional Exchange Notes.

     WHEREAS, this Escrow Agreement shall govern the terms upon which the Escrow Agent will receive, hold, and release the Escrow Property (as defined) from the Escrow and the duties of the Escrow Agent.

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Company, the Holders, and the Escrow Agent agree as follows:

     1.   Definitions.  The following definitions shall apply under this Escrow
          -----------
Agreement. Other capitalized terms shall have the meanings given to them in the text.

     "Banks" means the financial institutions which are currently parties to the Revolving Credit Agreement.

     "Exchange Offer" means the Company's offer to exchange an aggregate principal amount of up to $172,500,000 of the Company's 10% Convertible Subordinated Notes due September 1, 2004 for an aggregate principal amount of up to $345,000,000 of the Company's Existing Notes.

     "Existing Notes" means the 6 1/2% Convertible Subordinated Notes due September 1, 2004, issued under the Existing Notes Indenture.

     "Existing Notes Indenture" means the Indenture and Supplemental Trust Indenture, each dated August 15, 1997, between the Company and State Street Bank and Trust Company of California, N.A.,
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under which the Existing Notes were issued.

     "Majority Banks" means Banks owed at least 51% of the then aggregate unpaid principal amount outstanding under the Revolving Credit Agreement.

     "Proceeds" means the funds received by the Company upon the compliance with
Section 6 of This Agreement.

     "Revolving Credit Agreement" means that certain Credit Agreement, dated as of October 2, 1997, by and among the Company, the financial institutions named on the signature pages thereof, Canadian Imperial Bank of Commerce, New York Agency, as agent for the Banks and issuer of Letters of Credit, as amended by the First Amendment to Credit Agreement dated February 5, 1998, the Second Amendment to Credit Agreement dated as of August 10, 1998, the Waiver and Third Amendment to Credit Agreement dated as of September 27,1999, the Waiver and Fourth Amendment to Credit Agreement dated as of December 29, 1999 and the Waiver, Forbearance and Fifth Amendment to Credit Agreement dated January 28, 2000, as amended, amended and restated, supplemented or otherwise modified from time to time.

     2.   Appointment of Escrow Agent.  The Company and the Holders
          ---------------------------
do hereby appoint and designate the Escrow Agent for the purposes set forth herein, and the Escrow Agent does hereby accept such appointment under the terms and conditions set forth herein.

     3.   Establishment of Escrow.  Simultaneously with the execution of
          -----------------------
this Escrow Agreement: (i) the Company shall deposit $__________ aggregate principal amount of Additional Exchange Notes evidenced by a global security ("Global Security") in the name of Cede & Co., as nominee for the Depository Trust Company, with the Escrow Agent and (ii) Robertson Stephens, the initial placement agent with respect to the Additional Exchange Notes, shall deposit pursuant to a wire transfer the cash received from each Holder (collectively, the "Escrow Property") with respect to the aggregate principal amount of the Notes to be purchased by such Holders with the Escrow Agent. The Escrow Agent shall hold the Escrow Property subject to the terms and conditions hereof.

     4.   Investment of Escrow Funds.  The Escrow Property shall be recorded in
          --------------------------
an escrow account by the Escrow Agent. The Escrow Agent shall be permitted, and is hereby authorized to deposit, transfer, hold and invest Escrow Property, if any, consisting of cash, in the Wells Fargo Fund, a money market fund available through the Escrow Agent, or in a demand deposit account, during the period of the Escrow in accordance with such instructions and directions as may from time to time be provided to the Escrow Agent in writing and signed by the Company and the Trustee. Any interest received by the Escrow Agent with respect to the Escrow Property, including reinvested interest, shall become part of the Escrow Property. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required distributions under this Escrow Agreement. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of the liquidation of any investment prior to its maturity of for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Funds or any earnings thereon.

     5.   Company Has No Rights in Escrow Property.  The Company expressly
          ----------------------------------------
acknowledges and agrees that prior to the release of the Escrow Property upon satisfaction of the conditions in Section 6, the Company shall have no interest or rights in the cash proceeds of the Escrow Property. In the event of the investment of funds, if any, in the

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Escrow Account, the Company shall have no interest or rights in such investments or investment securities.

     6.   Release Conditions.  Upon the occurrence last to occur of paragraphs
          ------------------
(a) and (b) of this Section 6, the Company shall execute the written instructions, substantially in the form attached hereto as Exhibit A,
                                                           ---------
instructing the Escrow Agent to release the cash portion of Escrow Property to the Company and the Global Security portion of the Escrow Property to the Trustee, as the custodian for Cede & Co., as nominee for the Depository Trust Company.

          (a)  Lifting of the Blockage Notice.  The blockage notice sent to the
               ------------------------------
Existing Notes Trustee under the Existing Notes Indenture that prohibited the Company from making the March 1, 2000 interest payment on the Existing Notes shall have been rescinded by the Agent, acting for Majority Banks, by delivery of written notice to the Existing Notes Trustee rescinding said blockage notice in order to allow the Company to pay the holders of Existing Notes that did not tender their Existing Notes in the Exchange Offer the interest due on March 1, 2000, on or before March 30, 2000.

          (b)  Payment of Proceeds to the Banks.  The Agent, acting for Majority
               --------------------------------
Banks, and the Company shall have agreed as to the amount of the Proceeds to be paid to the Banks by the Company.

     7.   Escrow Conditions Not Met.  If the two conditions in Section 6 have
          -------------------------
not been satisfied by the time set forth therein, the Escrow Agent shall send notice to the Holders at their address as set forth on Exhibit C that the
                                                       ---------
Company has failed to meet the conditions entitling the Company to receive the cash portion of the Escrow Property and the Escrow Agent shall return the Additional Exchange Notes to the Company and the cash portion of the Escrow Property to the Holders in the amounts set forth on Exhibit C.
                                                    ---------

     8.   Notices.  All notices and communications hereunder shall be in writing
          -------
and shall be deemed to be duly given if delivered by hand or by air delivery to the address, with respect to the Holders, as set forth on Exhibit C, and
                                                              ---------
with respect to the other parties to this Escrow Agreement as follows:

     If to the Escrow Agent, to:

     Norwest Bank Minnesota, National Association
     Corporate Trust Department
     N9303-120
     Sixth Street & Marquette Avenue
     Minneapolis, Minnesota  55479
     Attention: Rogene Pendleton
     Phone:  (612) 667-2245
     Fax:  (612) 667-9825

     If to the Company, to:

     Read-Rite Corporation
     345 Los Coches Street
     Milpitas, California  95035
     Attention: Cyril J. Yansouni
     Phone: (408) 262-6700
     Fax:  (408) 956-3205

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     With a copy to:

     Wilson Sonsini Goodrich & Rosati, Professional Corporation
     650 Page Mill Road
     Palo Alto, California 94304
     Attention: John A. Fore, Esq.
     Phone: (650) 493-9300
     Fax: (650) 493-6811

or at such other address as any of the above may have furnished to the other parties in writing and any such notice or communication given in the manner specified in this Paragraph 8 shall be deemed to have been given on the date received. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use or accept such other means of notice or communication as the Escrow Agent deems advisable, including facsimile.

     9.   Reliance.  The Escrow Agent may act upon any instrument or other
          --------
writing believed by it in good faith to be genuine and to be signed or presented by the proper person or persons and shall not be liable in connection with the performance by it of its duties pursuant to the provisions hereof, except for its own willful misconduct or gross negligence.

     10.  Escrow Agent Duties.  The duties and responsibilities of the Escrow
          -------------------
Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement or instructions, other than outlined in this Escrow Agreement.

     11.  Termination of Escrow.  The escrow provided for in this Escrow
          ---------------------
Agreement shall expire on the earlier of : (i) the date on which the Escrow Property are released from the Escrow or (ii) the close of business on March 30, 2000, at which time the Escrow Property shall be returned in accordance with
Section 7.

     12.  Representations and Warranties By the Company.  The Company hereby
          ---------------------------------------------
represents and warrants that:

          (a) The execution, delivery and performance by the Company of this Escrow Agreement are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation of the Company or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company.

          (b) This Escrow Agreement has been duly executed and delivered by the Company and assuming the due authorization and valid execution and delivery of this Agreement by the Subscriber and the Escrow Agent and enforceability of this Escrow Agreement against the Escrow Agent and the Subscriber in accordance with its terms, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (c) No litigation, investigation or proceeding before any arbitrator or governmental authority is pending or, to the knowledge of the Company, is threatened by or against the Company with respect to this Escrow Agreement or any of the transactions contemplated hereby.

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     13.  Fees and Expenses.  The Escrow Agent shall be entitled to compensation
          -----------------
for its services as stated in the fee schedule attached hereto as Exhibit B,
                                                                  ---------
which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however,
                                                           --------  -------
that in the event that the conditions for the disbursement of property under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses related thereto.

     14.  Indemnification of Escrow Agent.  The Company and each Holder both
          -------------------------------
jointly and severally hereby indemnifies and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such action, claim or proceeding is the result of the willful misconduct of the Escrow Agent. The Escrow Agent may consult counsel in respect of any question arising under the Indentures and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel; provided that in no event shall any Holder be liable to the Escrow Agent for any amount in excess of their applicable portion of cash proceeds deposited by said Holder with the Escrow Agent.

     15.  Refrain from Action.  In the event that the Escrow Agent shall be
          -------------------
uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

     16.  Acceptance of Appointment.  Norwest Bank Minnesota, National
          -------------------------
Association hereby agrees to act as Escrow Agent under this Escrow Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.

     17.  Successor Escrow Agent.  Any company into which the Escrow Agent may
          ----------------------
be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or any company to which the Escrow Agent may sell or transfer all or substantially all of its escrow/custody business, provided such company shall be eligible to serve as the Escrow Agent hereunder, shall be the successor hereunder to the Escrow Agent without the execution or filing of any paper or any further act.

     18.  Counterparts. This Escrow Agreement may be executed in two or more
          ------------
counterparts, all of which taken together shall constitute one instrument.

     19.  Resignation.  The Escrow Agent may resign upon 30-days advance written
          -----------
notice to the parties hereto. If a successor escrow agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

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     20.  Governing Law.
          -------------

          THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK, AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE COMPANY, ESCROW AGENT AND THE HOLDERS IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

     21.  Amendments.  This Escrow Agreement may be amended or modified, and any
          ----------
of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the Company, the Escrow Agent and a majority of the Holders hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Escrow Agreement.

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     22.  Assignability.  This Escrow Agreement shall not be assigned by
          -------------
operation of law or otherwise, except as otherwise specifically provided in writing by the parties hereto; provided that the Company may assign its rights and obligations hereunder to any of its subsidiaries, or affiliates or any successor in interest to the business of the Company.

     23.  Section Headings.  The section headings in this Escrow Agreement are
          ----------------
for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

     24.  Severability.  In the event that any part of this Escrow Agreement is
          ------------
declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date and year first above written.

                                             READ-RITE CORPORATION

                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________


                                             NORWEST BANK MINNESOTA, NATIONAL
                                             ASSOCIATION, as Escrow Agent


                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________

                                             FLEETBOSTON ROBERTSON STEPHENS
                                             INC., as Agent for the Holders


                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________

                                             HOLDERS


                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________

                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________

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                                   EXHIBIT A

                                                          Date: ________________

Norwest Bank Minnesota, National Association, as Escrow Agent
Corporate Trust Department
N9303-120
Sixth Street & Marquette Avenue
Minneapolis, MN  55479
Attention:  Rogene Pendleton

               Re:  Written Instructions

Dear Ms. Pendleton:

          Reference is made to (i) the Escrow Agreement (the "Escrow Agreement"), dated as of March __, 2000, by and among Read-Rite Corporation (the "Company"), and Norwest Bank Minnesota, National Association, as Escrow Agent and the Subscribers listed on the signature pages thereto. Capitalized terms used by not defined herein shall have the meaning given them in the Escrow Agreement.

          In accordance with Section 6 of the Escrow Agreement, the undersigned hereby jointly instruct the Escrow Agent to release the Escrow Property to the Company and release the Additional Exchange Notes to Norwest Bank Minnesota, National Association, the trustee under the Indenture and the Additional Exchange Notes, as custodian for the Depository Trust Company.

                                        READ-RITE CORPORATION



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________




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                                   EXHIBIT B

                                      FEES


ACCEPTANCE FEE:                                                       $1,500.00
For initial services including examination of the Escrow Agreement and all supporting documents this is a one-time fee payable upon the opening of the account.

ADMINISTRATION FEE:                                                   $1,500.00*
An annual charge or any portion of a 12-month period thereof. This fee is payable upon the opening of the account and annually thereafter.
This charge is not prorated for the first year.

*Assumes use of Norwest Funds for funds on deposit.

TRANSACTION FEE:

Wire transfer of funds                                                $   25.00
Other transfer of funds (i.e. Checks, internal account transfers)     $   15.00
Asset transactions (purchases/sales/calls/deposit/withdrawals, etc.)  $   20.00

No charge for Norwest Funds transactions other than those disclosed in the Fund Prospectus.

TAX REPORTING FEES:

$5.00 per individual 1099 reported to the Internal Revenue Service (optional -as required)

EXTRAORDINARY SERVICES:

For any services other than those covered by the aforementioned, a special per hour charge will be made to commensurate with the character of the service, time required and responsibility involved. Such services include but are not limited to excessive administrative time, attendance at closings, specialized reports and record-keeping, unusual certifications, etc.

FEE SCHEDULE IS SUBJECT TO ANNUAL REVIEW AND ADJUSTMENT.

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                                   EXHIBIT C

Holder (with address):   Principal Amount of Exchange Notes      Purchase Price
---------------------    ----------------------------------      --------------